Exhibit 99.2

NORWOOD FINANCIAL CORP

HOLDS ANNUAL MEETING OF STOCKHOLDERS

FOR IMMEDIATE RELEASE – April 29, 2022

HONESDALE, PENNSYLVANIA

The 151st Annual Meeting of Stockholders of Norwood Financial Corp (Nasdaq-NWFL), parent company of Wayne Bank, was held on Tuesday, April 26, 2022, in a virtual meeting format.

Matters presented to, and approved by, stockholders were the re-election of company directors Dr. Andrew A. Forte, Ralph A. Matergia, Susan Campfield and Alexandra Nolan, the approval of an amendment to the Norwood Financial Corp 2014 Equity Incentive Plan, and the ratification of S.R. Snodgrass, P.C., as the Company’s independent auditors for the fiscal year ending December 31, 2022. The Annual Meeting also included presentations to stockholders from President and Chief Executive Officer, Lewis J. Critelli and Executive Vice President and Chief Financial Officer, William Lance.

Vice-Chairman Dr. Andrew A. Forte welcomed stockholders and introduced the Directors present at the meeting. He then turned the meeting over to Mr. Critelli, who conducted the formal business portion of the meeting.

Mr. Lance provided stockholders with a detailed report of the Company’s financial results for the 2021 fiscal year. Among the highlights of the Company’s performance in 2021 cited by Mr. Lance were record earnings of $24.9 million, an increase in the allowance for loan losses, an increase in cash dividends paid to stockholders, and the impact on the Company during 2021 from economic stimulus programs.

Mr. Critelli’s address included the results for the first quarter of 2022 and a summary of the growth opportunities in many of the Company’s markets. Mr. Critelli noted first quarter earnings were a record level of $7.1 million and earnings per share (diluted) were $0.87 per share. As of March 31, 2022, the Company had total assets of $2.1 billion, total loans outstanding of $1.4 billion, deposits of $1.8 billion, and stockholders’ equity of $186.8 million. Mr. Critelli noted that the Company has a stock repurchase program in place for up to 5% of the Company’s outstanding shares of common stock or approximately 400,000 shares. He also commented on the Company’s 150-year anniversary, which will be celebrated throughout the year.

Norwood Financial Corp, through its subsidiary Wayne Bank, operates fourteen offices in Northeastern Pennsylvania and sixteen offices in Delaware, Sullivan, Ontario, Otsego and Yates Counties, New York. The Company’s stock is traded on the Nasdaq Market, under the symbol, “NWFL”.

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words “believes”, “anticipates”, “contemplates”, “expects”, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in federal and state laws, changes in interest rates, the risks and uncertainty posed by, and the effect and impact of, the COVID-19 pandemic on the economy and the Company’s results of operation and financial condition, the ability to control costs and expenses, demand for real estate, government fiscal and trade policies, cybersecurity and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: William S. Lance

     Executive Vice President & Chief Financial Officer

     NORWOOD FINANCIAL CORP

     570-253-8505

     www.waynebank.com